Fourth Quarter 2025
Earnings Call
Video Update
Max K. Brodén

February 4, 2026

For more information contact:
Investor and Rating Agency Relations
800.235.2667
aflacir@aflac.com
Aflac Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999

Forward-Looking Information and Non-U.S. GAAP Financial Measures

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. Aflac Incorporated (the Parent Company) and its subsidiaries (collectively with the Parent Company, the Company) desire to take advantage of these provisions. This transcript contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements:

•difficult conditions in global capital markets and the economy, including inflation
•defaults and credit downgrades of investments
•global fluctuations in interest rates and exposure to significant interest rate risk
•concentration of business in Japan
•limited availability of acceptable Japanese yen-denominated investments
•foreign currency fluctuations in the yen/dollar exchange rate
•differing interpretations applied to investment valuations
•significant valuation judgments in determination of expected credit losses recorded on the Company's investments
•decreases in the Company's financial strength or debt ratings
•decline in creditworthiness of other financial institutions
•the Company's ability to attract and retain qualified sales associates, brokers, employees, and distribution partners
•deviations in actual experience from pricing and reserving assumptions
•ability to continue to develop and implement improvements in information technology systems and on successful execution of revenue growth and expense management initiatives
•interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality, integrity or privacy of sensitive data residing on such systems, and uncertainty regarding the impact of the incident involving unauthorized access to the Company’s network in June 2025
•subsidiaries' ability to pay dividends to the Parent Company
•inherent limitations to risk management policies and procedures
•operational risks of third-party vendors
•tax rates applicable to the Company may change
•failure to comply with restrictions on policyholder privacy and information security
•extensive regulation and changes in law or regulation by governmental authorities
•competitive environment and ability to anticipate and respond to market trends
•catastrophic events, including, but not limited to, as a result of climate change, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, major public health issues, terrorism or other acts of violence, and damage incidental to such events
•ability to protect the Aflac brand and the Company's reputation
•ability to effectively manage key executive succession
•changes in accounting standards
•level and outcome of litigation or regulatory inquiries
•allegations or determinations of worker misclassification in the United States

Non-U.S. GAAP Financial Measures and Reconciliations

This document includes references to the Company’s financial performance measures which are not calculated in accordance with United States generally accepted accounting principles (U.S. GAAP) (non-U.S. GAAP). The financial measures exclude items that the Company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations.

Definitions of the Company’s non-U.S. GAAP financial measures and applicable reconciliations to the most comparable U.S. GAAP measures are provided in the presentation slides that accompany this transcript.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the Japanese yen weakens, translating Japanese yen into U.S. dollars results in fewer U.S. dollars being reported. When the Japanese yen strengthens, translating Japanese yen into U.S. dollars results in more U.S. dollars being reported. Consequently, Japanese yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while Japanese yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the Company’s business is conducted in Japanese yen and never converted into U.S. dollars but translated into U.S. dollars for U.S. GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a U.S. GAAP basis. Management evaluates the Company's financial performance both including and excluding the impact of foreign currency translation to monitor, respectively, cumulative currency impacts and the currency-neutral operating performance over time. The average yen/dollar exchange rate is based on the published MUFG Bank, Ltd. telegraphic transfer middle rate (TTM).

Max K. Brodén
Q4 2025 CFO Video Update
February 4, 2026

Thank you for joining me as I provide a financial update on Aflac Incorporated's results.

For the fourth quarter of 2025, adjusted earnings per diluted share increased 0.6% year over year to $1.57, excluding effect of foreign currency in the quarter. In this quarter, remeasurement gains on reserves totaled $36 million, reducing benefits. Variable investment income ran $12 million below our long-term return expectations.

Adjusted book value per share excluding foreign currency remeasurement increased 0.5%. The adjusted ROE was 11.7%, and 14.5% excluding foreign currency remeasurement, a solid spread to our cost of capital. Overall, we view these results in the quarter as solid.

Starting with our Japan segment, net earned premiums in yen terms for the quarter declined 1.9%. Aflac Japan's underlying earned premiums1 – which excludes the impact of deferred profit liability, paid-up policies and reinsurance – declined 1.2%. We believe this metric provides clearer insight into long-term premium trends.

Japan’s total benefit ratio came in at 65.0% for the quarter, down 150 basis points year over year. We estimate the impact from reserve remeasurement gains to be approximately 110 basis points favorable to the benefit ratio in Q4 2025. Long-term experience trends, as they relate to treatments of cancer and hospitalization, continue to be in place, leading to continued favorable underwriting experience.

Persistency remained solid year over year and in line with our expectations at 93.1%. With refreshed product introductions, we generally see an uptick in lapse and reissue activity, causing reported lapsation to increase. We did experience this uptick with our recently launched cancer insurance product, but overall lapses remain within our expectations. Lapses on our first sector savings block remain low and in line with previous periods, despite the increase in yen interest rates.

Our expense ratio in Japan was 22.0% for the quarter, up 120 basis points year over year, driven primarily by sales promotion expenses associated with higher sales.

For the quarter, adjusted net investment income in yen terms was down 3.9%, primarily driven by lower floating rate income on our USD book and lower variable net investment income partially offset by higher USD fixed income due to higher volume.

The pretax margin for Japan in the quarter was 31.3%, down 30 basis points year over year, a very good result.

Turning to U.S. results, net earned premiums were up 4.0%. While premium persistency declined slightly by 10 basis points year over year, it remains strong at 79.2%.

Our total benefit ratio came in at 48.6%, 230 basis points higher than Q4 2024, driven by prior year endorsements and higher claims activity on our individual voluntary block as well has a higher benefit ratio on group life and disability. We estimate that reserve remeasurement gains impacted the benefit ratio by approximately 140 basis points in the quarter.

Our expense ratio in the U.S. was 40.4%, up 10 basis points year over year, primarily driven by timing of spend from previous quarters.

1Aflac Japan's underlying earned premiums is a measure that is calculated in Japanese yen and adjusts Aflac Japan’s net earned premiums for significant variables including the increase in paid-up policies between beginning of the comparable period and the end of the period presented, the change in deferred profit liability on limited payment contracts, and all Aflac Japan ceded premiums through both internal and external reinsurance. The change in Aflac Japan’s underlying earned premiums is reflected as a percentage change. The Company believes this measure is useful for investors to understand the impacts these items have on Aflac Japan's net earned premiums.

Our growth initiatives – group life & disability, network dental and vision and direct to consumer – increased the expense ratio by 60 basis points in the quarter. This is in line with our expectations, as these businesses continue to scale.

Adjusted net investment income in the U.S. was down 2.8% for the quarter, primarily driven by a reduction in floating rate assets and corresponding rates.

Profitability in the U.S. segment was solid, with a pretax margin of 17.4%, a 230 basis points decrease compared with a strong quarter a year ago.

In Corporate and other, we recorded pretax adjusted loss of $31 million in the quarter. Total premiums decreased on closed blocks of business. Adjusted net investment income was $1 million higher than last year due to a combination of lower volume of tax credit investments and higher asset balances. Our tax credit investments impacted the net investment income line for U.S. GAAP purposes negatively by $43 million in the quarter with an associated credit to the tax line. The total fourth quarter earnings benefit from tax credit investments was $13 million. Adjusted earnings declined due to lower revenues and higher adjusted expenses driven primarily by higher costs pertaining to business operations and higher interest expense partially offset by lower net benefits and claims.

We continue to be pleased with the performance of our investment portfolio. During the quarter, we did not record any charge-offs for the commercial real estate portfolio. Additionally, we did not foreclose on any properties in the period.

On our portfolio of first lien senior secured middle market loans, we recorded charge-offs of $22 million in the quarter.

For U.S. statutory, we recorded a $3 million valuation allowance on mortgage loans as an unrealized loss during the quarter. On a Japan FSA basis, there were net realized gains of ¥380 million for securities impairment in Q4, and we booked a valuation allowance of ¥87 million related to transitional real estate loans. This is well within our expectations and has a limited impact on regulatory earnings and capital.

In the third quarter of 2025, we enhanced our liquidity and capital flexibility by $2 billion with the creation of two off-balance sheet, pre-capitalized trusts that issued securities commonly referred to as P-Caps. With increased off-balance sheet capital resources and improved liquidity flexibility – we have lowered our minimum liquidity balance at the holding company by $750 million to $1 billion. This means that Aflac Inc. unencumbered liquidity stood at $4.1 billion, which was $3.1 billion above our minimum balance at the end of the quarter. The full P-Cap facility remains undrawn.

Our adjusted leverage was 21.4% for the quarter, which is within our target range of 20% to 25%. As we hold approximately 63% of our debt in yen, this leverage ratio is impacted by moves in the yen/dollar exchange rate. This is intentional and part of our enterprise hedging program – protecting the economic value of Aflac Japan in U.S. dollar terms.

Our capital position remains strong. We ended the quarter with an SMR above 970% and estimated regulatory ESR with the undertaking-specific parameter, or USP, of 253%. We estimate that the USP benefits the regulatory ESR by 18 points. We estimate our combined RBC to be 575%. These are strong capital ratios, which we actively monitor, stress and manage to withstand market volatility and credit cycles as well as external shocks.

We last updated our ESR sensitivities at our Financial Analysts Briefing in December 2024. Since then, we have seen significant movements in both the dollar/yen and yen interest rates, so we wanted to provide updated estimates before the ESR comes into effect on March 31. We have deliberately improved our ALM during this time, which has led to reduced exposure to interest rate risk. We generally have lowered our sensitivities to market risk factors.

We have also refreshed the sensitivity analysis related to our Combined RBC ratio in the U.S. I would characterize these refreshed estimates also as being in line with what we shared at our FAB in December 2024.

Given the strength of our capital and liquidity, we repurchased $800 million of our own stock and paid dividends of $303 million in Q4, offering good relative IRR on these capital deployments. We will continue to be flexible and tactical in the way we manage the balance sheet and deploy capital in order to drive strong risk-adjusted ROE with a meaningful spread to our cost of capital.

Before concluding, I would like to address our 2026 outlook. At our 2024 Financial Analysts Briefing, I provided ranges for net earned premiums, benefit and expense ratios and pretax profit margin for each segment for 2025 through 2027. These ranges remain substantially intact for 2026, but with a couple of exceptions.

For Aflac Japan, we expect underlying earned premiums to decline 1% to 2% in 2026, and we also expect the expense ratio to be in the 20% to 23% range. However, we expect the benefit ratio in Japan will be in the 60% to 63% range and the pretax profit margin to be in the 33% to 36% range.

In the U.S., we continue to expect net earned premium growth to be at the lower end of the 3% to 6% range. We also expect the benefit ratio for 2026 to be in the 48% to 52% range and the expense ratio to be in the 36% to 39% range as we continue to scale new business lines. At the same time, we expect pretax profit margin for 2026 to be in the range of 17% to 20%.

Thank you. I look forward to discussing our results in further detail on tomorrow's earnings call.